NEWS

For immediate release

Contact:
Natalie Hadley
Securities America
800-747-6111, ext. 4606
nhadley@saionline.com

Securities America Completes Acquisition of Sunset Financial Services Assets

Securities America adds 205 advisors and $2.5 billion in client assets

LA VISTA, Neb. – Nov. 18, 2014 –Securities America, a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), announced today it had completed the acquisition of certain assets of Sunset Financial Services, Inc. from Kansas City Life Insurance Company (NASDAQ: KCLI).

Approximately 205 registered representatives in 48 states plus the District of Columbia with approximately $2.5 billion in client assets transitioned from Sunset Financial Services to Securities America. Those advisors will now report to KCL Services Company, an office of supervisory jurisdiction (OSJ) branch of Securities America. Sunset Financial Services will continue to assist Kansas City Life in issuing and promoting its variable insurance products.

“Our technology, advisory, practice management solutions and retirement income distribution programs have been well received by the advisors from Sunset Financial Services,” said Jim Nagengast, Securities America chief executive officer and president. “We look forward to helping them become even more familiar with our offerings as they grow their practices.”

The Sunset Financial transaction is the latest in a series of acquisitions by Securities America. In July 2014, Securities America acquired 60 advisors and $950 million in client assets from Dalton Strategic Investment Services. In 2013, Securities America added 30 advisors from Eagle One Investments. In 2012, Securities America transitioned 140 advisors from Investors Security Company Inc. In 2010, Securities America transitioned 45 advisors from Equitas and 40 from ePlanning. In 2009, Securities America acquired Brecek & Young Associates, which added 260 advisors.

About Securities America
Securities America is one of the nation’s largest independent broker-dealers with more than 1,800 independent advisors and $50 billion in client assets.

Securities offered through Securities America, Inc., member FINRA/SIPC. Advisory services offered through Securities America Advisors, Inc., an SEC Registered Investment Advisory Firm.
Securities America is not affiliated with any other entity named.

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